AGREEMENT AND PLAN OF MERGER


                                  by and among


                           ASCEND COMMUNICATIONS, INC.,
                             a Delaware corporation,


                           WILDCARD MERGER CORPORATION,
                    a Delaware corporation and a wholly owned
                              subsidiary of Ascend,


                                       and


                              STRATUS COMPUTER, INC.,
                           a Massachusetts corporation



                            Dated as of August 3, 1998

                          AGREEMENT AND PLAN OF MERGER


           AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of August 3, 1998, by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Wildcard Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Ascend ("Sub"), and Stratus Computer, Inc., a Massachusetts corporation ("Stratus").

                                  Recitals

           WHEREAS, the Boards of Directors of Ascend, Sub and Stratus deem it advisable and in the best interests of each corporation and its respective stockholders that Ascend and Stratus combine in order to advance the long-term business interests of Ascend and Stratus, and have approved this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

           WHEREAS, the combination of Ascend and Stratus shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Stratus, Stratus will become a wholly-owned subsidiary of Ascend and the stockholders of Stratus will become stockholders of Ascend; and

           WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
 Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

           NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                  ARTICLE I

                                 THE MERGER

      Section 1.1 Merger. Subject to the provisions of this Agreement and in accordance with the Massachusetts Business Corporation Law (the "MBCL"), Sub shall be merged with and into Stratus (the "Merger"). The Merger shall become effective (the time of such effectiveness being hereinafter referred to as the "Effective Time") upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts prepared and executed in accordance with the relevant provisions of the MBCL and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the outstanding shares of capital stock of Sub and Stratus shall be converted or canceled in the manner provided in Article II of this Agreement; the separate corporate existence of Sub shall cease; and Stratus shall be the surviving corporation in the Merger.

      Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m., local time, on a date to be specified by Ascend and Stratus, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Gray Cary Ware & Freidenrich, LLP, 400 Hamilton Avenue, Palo Alto, California, unless another date or place is agreed to in writing by Ascend and Stratus.

      Section 1.3 Effects of the Merger. From and after the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into Stratus (Sub and Stratus are sometimes referred to below as the "Constituent Corporations," and Stratus after the Effective Time is sometimes referred to below as the Surviving Corporation"), (ii) the Articles of Organization of Stratus as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation, with such amendments thereto as Ascend may reasonably request,
 (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iv) the Surviving Corporation shall be a Massachusetts corporation, and (v) the Merger shall have the further effects set forth in Section 80 of the MBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Stratus and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Stratus and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.4 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors have been appointed or elected in accordance with the Articles of Organization and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                 ARTICLE II

                          CONVERSION OF SECURITIES

      Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of Stratus or capital stock of Sub:

           (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation ("Sub Common Stock"), which shares of Sub Common Stock shall be the only shares of Sub capital stock outstanding immediately following such conversion.

           (b) Cancellation of Ascend-Owned Stock. All shares of common stock, $.01 par value per share, of Stratus ("Stratus Common Stock"), together with each associated right (a "Right") issued under the Rights Agreement (as defined in Section 3.4(b)), owned by Ascend, Stratus, Sub or any other wholly owned Subsidiary (as defined in Section 3.2(b)) of Ascend or Stratus (if any), shall be canceled and retired and shall cease to exist, and no stock of Ascend or other consideration shall be delivered in exchange therefor.

           (c)  Exchange Ratio for Stratus Common Stock.  Subject to
 Section 2.2, each issued and outstanding share of Stratus Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares (as defined in and to the extent provided in Section 2.3 hereof)) together with each associated Right shall be converted into the right to receive 0.75 (the "Exchange Ratio") of a fully paid and nonassessable share of common stock, $.001 par value per share, of Ascend ("Ascend Common Stock") (which amount will be proportionately adjusted for any stock split or stock dividend effected between the date of this Agreement and the Effective Time). All such shares of Stratus Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Ascend Common Stock and any cash in lieu of fractional shares of Ascend Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

           (d) Stratus Stock Options and Employee Stock Purchase Plan. At the Effective Time, all then outstanding options to purchase Stratus Common Stock issued under the Stratus Amended and Restated 1983 Stock Option Plan, as amended, the Stratus Amended and Restated Employee Stock Purchase Plan, the Stratus Restated Non-Qualified Stock Option Plan, and the Stratus 1997 Non-Qualified Stock Option Plan (collectively, including agreements entered into under such plans, the "Stratus Stock Plans"), not exercised as of the Effective Time will be assumed by Ascend in accordance with Section 6.11.

      Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Stratus Common Stock for Ascend Common Stock pursuant to the Merger are as follows:

           (a) Exchange Agent. As of the Effective Time, Ascend shall deposit with a bank or trust company designated by Ascend and reasonably acceptable to Stratus (the "Exchange Agent"), for the benefit of the holders of shares of Stratus Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Ascend Common Stock (such shares of Ascend Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Stratus Common Stock.

           (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stratus Common Stock (each a "Stratus Certificate" and collectively the "Stratus Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Ascend Common Stock (i) a duly executed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stratus Certificates shall pass, only upon delivery of the Stratus Certificates to the Exchange Agent and shall be in such form and have such other provisions as Ascend and Stratus may reasonably specify) and (ii) instructions for use in effecting the surrender of the Stratus Certificates in exchange for certificates representing shares of Ascend Common Stock. Upon surrender of a Stratus Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Ascend, together with such letter of transmittal, duly executed, the holder of such Stratus Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Ascend Common Stock which such holder has the right to receive pursuant to the provisions of this
 Article II, and the Stratus Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Stratus Common Stock which is not registered in the transfer records of Stratus, a certificate representing the proper number of shares of Ascend Common Stock may be issued to a transferee if the Stratus Certificate representing such Stratus Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Stratus Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Ascend Common Stock and cash in lieu of any fractional shares of Ascend Common Stock as contemplated by this Section 2.2.

           (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Ascend Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stratus Certificate with respect to the shares of Ascend Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below, until the holder of record of such Stratus Certificate shall surrender such Stratus Certificate. Subject to the effect of applicable laws, following surrender of any such Stratus Certificate, there shall promptly be paid to the record holder of the certificates representing whole shares of Ascend Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Ascend Common Stock to which such holder is entitled pursuant to subsection (e) of this
 Section 2.2 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Ascend Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Ascend Common Stock.

           (d) No Further Ownership Rights in Stratus Common Stock. All shares of Ascend Common Stock issued upon the surrender for exchange of shares of Stratus Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) and (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights under the MBCL pertaining to such shares of Stratus Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Stratus Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stratus Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

           (e) No Fractional Shares. No certificate or scrip representing fractional shares of Ascend Common Stock shall be issued upon the surrender for exchange of Stratus Certificates, and such fractional share interests will not entitle the owner thereof to vote or to hold any other rights of a stockholder of Ascend. Notwithstanding any other provision of this Agreement, each holder of shares of Stratus Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Ascend Common Stock (after taking into account all Stratus Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ascend Common Stock multiplied by the average of the last reported sale prices of Ascend Common Stock on The Nasdaq National Market on the ten (10) trading days immediately preceding the Effective Time.

           (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Stratus for one year after the Effective Time shall be delivered to Ascend, upon demand, and any stockholders of Stratus who have not previously complied with this
 Section 2.2 shall thereafter look only to Ascend for payment of their claim for Ascend Common Stock, cash in lieu of fractional shares of Ascend Common Stock, and dividends or distributions with respect to Ascend Common Stock.

           (g) No Liability. Neither Ascend nor Stratus, nor any of their respective directors, officers, employees or agents, shall be liable to any holder of shares of Stratus Common Stock or Ascend Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 2.3    Dissenting Shares.

           (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Stratus Common Stock who has demanded and perfected appraisal rights for such shares in accordance with the MBCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Ascend Common Stock pursuant to Section 2.1, but the holder thereof shall only be entitled to such rights as are granted by the MBCL.

           (b) Notwithstanding the foregoing, if any holder of shares of Stratus Common Stock who demands appraisal of such shares under the MBCL shall effectively withdraw the request for appraisal or lose the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Ascend Common Stock and cash in lieu of fractional shares, without interest thereon, upon surrender of the certificate representing such shares.

           (c) Stratus shall give Ascend (i) prompt notice of any written demands for appraisal of any shares of Stratus Common Stock, withdrawals of such demands, and any other instruments served pursuant to the MBCL and received by Stratus, which relate to any such demand for appraisal and
 (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the MBCL. Stratus shall not, except with the prior written consent of Ascend or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Stratus Common Stock or offer to settle or settle any such demands.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF STRATUS

           Stratus represents and warrants to Ascend and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Stratus to Ascend on or before the date of this Agreement ("Stratus Disclosure Schedule") or except to the extent disclosed in the Stratus SEC Reports (as defined herein) filed with the SEC since January 1, 1998. The Stratus Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any such numbered and lettered section of the Stratus Disclosure Schedule shall qualify only the corresponding section in this Article III (except to the extent disclosure in any numbered and lettered section of the Stratus Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Stratus Disclosure Schedule). The term "Stratus Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets (including intangible assets), financial condition, or results of operations of Stratus and its Subsidiaries, with materiality determined in accordance with Section 9.3.

      Section 3.1 Organization. Stratus and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted (without giving effect to the Merger), and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it is required by law to be so qualified, except where the failure to have such power or the failure to be so qualified could not reasonably be expected to have a Stratus Material Adverse Effect.

 Section 3.2    Stratus Subsidiaries and Joint Ventures.

           (a) Section 3.2(a) of the Stratus Disclosure Schedule sets forth a list of all Subsidiaries and Joint Ventures (as defined in Section 3.2(b)) of Stratus, including the name of each Subsidiary and Joint Venture, the jurisdiction in which such Subsidiary or Joint Venture is incorporated or organized and percentage ownership interests held by Stratus or its Subsidiaries in each such Joint Venture. There are no outstanding subscriptions, options, call, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock, and no obligations, contingent or otherwise, of Stratus or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of any Subsidiary of Stratus or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Stratus are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Stratus or another Subsidiary of Stratus free and clear of all security interests, liens, claims, pledges, agreements, limitations on Stratus's voting rights, charges or other encumbrances of any nature. Neither Stratus nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity (other than Stratus or another Subsidiary of Stratus), excluding securities of any publicly traded company held for investment and comprising less than five percent (5%) of the outstanding stock or voting power of such company.

           (b) As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other entity in which (i) such party, directly or indirectly, owns or controls five percent (5%) or more but less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

      Section 3.3    Stratus Capital Structure.

           (a) The authorized capital stock of Stratus consists of 150,000,000 shares of Stratus Common Stock and 500,000 shares of Junior Common Stock, $.01 par value per share ("Stratus Junior Common Stock"). As of July 31, 1998: (i) 28,219,077 shares of Stratus Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Stratus Junior Common Stock are issued or outstanding; (iii) 4,176,900 shares of Stratus Common Stock and no Stratus Junior Common Stock were held in the treasury of Stratus or by Subsidiaries of Stratus; (iv) 17,980,200 shares of Stratus Common Stock were reserved for issuance under Stratus Stock Plans (including (A) 10,880,200 shares reserved for issuance, as a maximum combined aggregate, under the Amended and Restated 1983 Stock Option Plan and Stratus Restated Non-Qualified Stock Option Plan, 4,014,041 of which were subject to outstanding options and 3,644,066 of which were reserved for future option grants,
 (B) 4,100,000 shares of Stratus Common Stock reserved for future issuance pursuant to rights outstanding under the Stratus Amended and Restated Employee Stock Purchase Plan, and (C) 3,000,000 shares reserved for issuance under the Stratus 1997 Non-Qualified Stock Option Plan; and (v) no shares of Stratus Common Stock were reserved for issuance pursuant to incentive and non-qualified stock option agreements with certain officers of Stratus. All shares of Stratus Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Stratus or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Stratus Common Stock.

           (b) Except as set forth in this Section 3.3 or as reserved for future grants of rights or options under the Stratus Stock Plans, as amended, and except for the Rights, there are no equity securities of any class of Stratus, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except
 (i) pursuant to the Stratus Stock Plans, (ii) as set forth in this
 Section 3.3(b), and (iii) for the Rights, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Stratus is a party or by which it is bound obligating Stratus to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Stratus or obligating Stratus to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Stratus, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Stratus to which Stratus or any of its Subsidiaries is a party.

      Section 3.4    Authority; No Conflict; Required Filings and Consents.

           (a) Stratus has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Stratus, subject only to the approval of the Merger by Stratus's stockholders by the affirmative vote of two-thirds of the shares of Stratus Common Stock outstanding at the record date under the MBCL. This Agreement has been duly executed and delivered by Stratus and, assuming this Agreement constitutes valid and binding obligations of the other parties hereto, this Agreement constitutes valid and binding obligations of Stratus, enforceable in accordance with the terms hereof, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

           (b) The execution and delivery of this Agreement by Stratus does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Organization or Bylaws of Stratus or any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) or require the consent, waiver or agreement of any person or entity (other than consents, waivers and agreements that have been or prior to the Closing will be obtained) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other material agreement, instrument or obligation to which Stratus or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) constitute a "Stock Acquisition Date" or cause Ascend to become an "Acquiring Person" or an "Adverse Person" as such terms are defined in that certain Rights Agreement dated as of December 4, 1990 between Stratus and The First National Bank of Boston (the "Rights Agreement"), or (iv) subject to the consents, approvals, orders, authorizations, filings and registrations specified in
 Section 3.4(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to Stratus or any of its Subsidiaries or any of their properties or assets, except in the cases of clause (ii) and (iv) for such consents, waivers and agreements, the absence of which, and such violations, breaches, defaults, terminations, cancellations or accelerations which, in the aggregate could not reasonably be expected to have a Stratus Material Adverse Effect or a material adverse effect on the telecommunications (including SS7) business of Stratus or the ability of Stratus to consummate the transactions contemplated by this Agreement.

           (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Stratus or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the antitrust laws of any foreign jurisdiction which is applicable to the Merger and the expiration or early termination of any waiting period(s) thereunder; (ii) the filing of the Registration Statement (as defined in Section 3.18 with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the entry of an order by the SEC permitting such registration statement to become effective; (iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCL; (iv) the filing of the Proxy Statement (as defined in Section 3.18 and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (v) such consents, approvals, orders, authorizations, filings, registrations and declarations as may be required under applicable federal and state securities laws and the laws of any foreign country; and
 (vi) such other consents, approvals, orders, authorizations, filings, approvals and registrations which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Stratus Material Adverse Effect or have a material adverse effect on the ability of Stratus to consummate the transactions contemplated by this Agreement.

      Section 3.5    SEC Filings; Financial Statements.

           (a) Stratus has filed and made available to Ascend all forms, reports and documents required to be filed by Stratus with the SEC since January 1, 1996 (collectively, the "Stratus SEC Reports"). The Stratus SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Stratus SEC Reports or necessary in order to make the statements in such Stratus SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Stratus's Subsidiaries is required to file any forms, reports or other documents as a result of their issuance (or the registration of such securities on a national securities exchange) with the SEC, the National Association of Securities Dealers, Inc. (the "NASD"), the New York Stock Exchange, Inc., or any other stock exchange or any foreign securities commission or stock exchange regulating issuers of securities.

           (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Stratus SEC Reports, including any Stratus SEC Reports filed after the date of this Agreement until the Closing (the "Stratus Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Stratus and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Stratus as of December 28, 1997 is referred to herein as the "Stratus Balance Sheet."

      Section 3.6 Absence of Undisclosed Liabilities. Stratus and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S. GAAP), and whether due or to become due, other than
 (i) liabilities reflected in the Stratus Balance Sheet, (ii) normal or recurring liabilities incurred since December 28, 1997 in the ordinary course of business consistent with past practices, or (iii) liabilities arising out of the transactions contemplated hereby or permitted hereunder, after the date hereof.

      Section 3.7 Absence of Certain Changes or Events. Since the date of the Stratus Balance Sheet (and in the case of clauses (a) and (e) through the date hereof), Stratus and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice, and since such date there has not been:

           (a)  any Stratus Material Adverse Effect;

           (b) any material change by Stratus or any of its Subsidiaries in its accounting methods, principles or practices;

           (c) any revaluation by Stratus or any of its Subsidiaries of any material asset or any writedown of the value of capitalized software or inventory, or any write-off of notes or accounts receivable other than in the ordinary course of business consistent with past practice;

           (d) any increase in the compensation payable or to become payable by Stratus or any of its Subsidiaries to its respective officers or employees, except for compensation increases granted in the ordinary course of business and in a manner consistent with past practices to the non-officer employees of Stratus and its Subsidiaries;

           (e) entered into any commitment or transaction outside the ordinary course of Stratus's business involving the payment or receipt by Stratus or its Subsidiaries of more than five million dollars ($5,000,000) (including without limitation any borrowing or capital expenditure); or

           (f) any other action or event that would have required the consent of Ascend pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

      Section 3.8    Taxes.

           (a) For purposes of this Agreement, a "Tax" or, collectively, Taxes" means any and all federal, state, local and foreign taxes, assessments and other similar governmental charges, duties and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

           (b) Each of Stratus and its Subsidiaries have accurately prepared and timely filed (or will so file) all federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to Stratus or any of its Subsidiaries or to their operations ("Returns") required to be filed at or before the Effective Time, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

           (c)  Each of Stratus and its Subsidiaries as of the Effective
 Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except for Taxes contested in good faith by appropriate proceedings for which adequate reserves have been taken.

           (d) There is no Tax deficiency outstanding, proposed or assessed against Stratus or any of its Subsidiaries that is not reflected as a liability on the Stratus Balance Sheet nor has Stratus or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (e) Neither Stratus nor any of its Subsidiaries has any liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Stratus Balance Sheet, whether asserted or unasserted, contingent or otherwise.

           (f) No audit or other examination of any Return of Stratus or any of its Subsidiaries is presently in progress, nor has Stratus or any of its Subsidiaries been notified of any request for such an audit or other examination.

           (g) Stratus has made available to Ascend or its legal counsel copies of all foreign, federal and state income and all state sales and use Returns for Stratus and all its Subsidiaries filed for all periods since their respective inceptions.

           (h) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of Stratus nor any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

           (i) Neither Stratus nor any of its Subsidiaries has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Stratus or any of its Subsidiaries.

           (j) None of the assets of Stratus of any of its Subsidiaries are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           (k) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Stratus or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Stratus or any of its Subsidiaries as an expense under applicable law. None of Stratus nor any of its Subsidiaries has, or will have as a result of the transactions contemplated by this Agreement, any liabilities for Taxes (for example under Section 280G of the Code) as a result of the amount of remuneration paid or to be paid to its employees.

           (l) Stratus nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
 Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Stratus or any of its Subsidiaries.

           (m) Neither Stratus nor any of its Subsidiaries is a party to any Tax sharing, indemnification or allocation agreement and neither owes any amount under any such agreement, other than this Agreement.

           (n) Each of Stratus's and its Subsidiaries' Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on its respective Tax books and records.

           (o) Neither Stratus nor any of its Subsidiaries is and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

           (p) Except as may be required as a result of the Merger, Stratus and its Subsidiaries have not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of the transactions, events or accounting methods employed prior to Closing.

           (q) The operations of Stratus and its Subsidiaries in the Republic of Ireland qualify for the ten percent (10%) effective rate (the "Effective Rate") of Tax imposed by the Republic of Ireland on the sale of goods manufactured in the Republic of Ireland. Stratus has made available to Ascend or its legal counsel copies of all of its and its Subsidiaries' files, books and records concerning Taxes imposed by the Republic of Ireland on the operations of Stratus and its Subsidiaries for all periods since the inception of such operations. Neither Stratus nor any of its Subsidiaries has (i) knowledge of any basis for the assertion of any claim which, if adversely determined, would result in any loss of qualification for the Effective Rate or (ii) any plan or intention for the operations of Stratus or its Subsidiaries in the Republic of Ireland which would result in any loss of qualification for the Effective Rate.

      Section 3.9 Properties. Stratus and its Subsidiaries own or have valid leasehold interests in all real property necessary for the conduct of their businesses as presently conducted. All material leases to which Stratus or any of its Subsidiaries is a party are in good standing, valid and effective in accordance with their respective terms, and neither Stratus nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a Stratus Material Adverse Effect.

      Section 3.10   Intellectual Property.

           (a) Stratus and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications programs and tangible or intangible proprietary information or material that are used in and material to the business of Stratus and its Subsidiaries as currently conducted by Stratus and its Subsidiaries (without giving effect to the Merger) (the "Stratus Intellectual Property Rights").

           (b) Neither Stratus nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of any of its obligations hereunder, in breach of any license, sublicense or other agreement relating to the Stratus Intellectual Property Rights except for such breaches as would not, individually or in the aggregate, be reasonably likely to have a Stratus Material Adverse Effect.

           (c) (i) Each patent, registered trademark, service mark and copyright which is owned by Stratus or any of its Subsidiaries which is material to the business of Stratus and its Subsidiaries is subsisting and, to the best of Stratus's knowledge valid and enforceable; (ii) Stratus as of the date hereof has not been sued in any suit, action or proceeding which is currently pending which involves a claim of infringement of any patent, trademark, service mark, copyright or violation of any trade secret or other proprietary right of any third party, or received notice of any such claim; (iii) to the best of Stratus's knowledge, the manufacturing, marketing, licensing or sale of Stratus's products sold or licensed to other than the telecommunications industry in the manner currently manufactured, marketed, sold or licensed, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party which infringement, either individually or in the aggregate, could reasonably be expected to have a Stratus Material Adverse Effect; and (iv) to the best of Stratus's knowledge, the manufacturing, marketing, licensing or sale of Stratus's material products sold or licensed to the telecommunications industry in the manner currently manufactured, marketed, sold or licensed, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

           (d) Section 3.10(d) of the Stratus Disclosure Schedule lists all patents and patent applications and all trademarks, registered copyrights, trade names and service marks included in the Stratus Intellectual Property Rights, including the jurisdictions in which each such Stratus Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed. Stratus has made available to Ascend (i) all material licenses, sublicenses, distribution agreements and other agreements as to which Stratus or any of its Subsidiaries is a party and pursuant to which any person has exclusive rights to use any Stratus Intellectual Property Rights or has the exclusive right to manufacture, reproduce, market or exploit any product of Stratus or any of its Subsidiaries or any adaptation, translation or derivative work based on a product of Stratus or any of its Subsidiaries or any portion thereof; (ii) all material licenses, sublicenses and other agreements as to which Stratus or any of its Subsidiaries is a party and pursuant to which Stratus or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software which is used in the manufacture of, incorporated in, or forms a part of any product of Stratus or any of its Subsidiaries, that limits such use by geography or field of use; and (iii) all material joint development agreements to which Stratus or any of its Subsidiaries is a party.

      Section 3.11 Agreements, Contracts and Commitments. Neither Stratus nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract, license or commitment to which it is a party or by which any of its assets and properties are bound ("Stratus Material Contracts") in such a manner as would permit any other party to cancel or terminate the same (within or without notice of passage of time) or would provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims) from Stratus or any of its Subsidiaries under any Stratus Material Contract, except such breaches, cancellations or terminations which in the aggregate could not reasonably be expected to have a Stratus Material Adverse Effect.

      Section 3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or, to the knowledge of Stratus, investigation against Stratus or any of its Subsidiaries pending or, to the knowledge of Stratus, threatened, or as to which Stratus or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to Stratus or such Subsidiary, could reasonably be expected to have a Stratus Material Adverse Effect or have a material adverse effect on the ability of Stratus to consummate the transactions contemplated by this Agreement.

      Section 3.13   Environmental Matters.

           (a) As of the date hereof, neither Stratus nor any of its Subsidiaries has any reason to believe that any Hazardous Material- (as defined herein) related underground storage tanks, sumps, vaults, piping or other underground Hazardous Material-related equipment (collectively, "USTs"), are present at any property that Stratus or any of its Subsidiaries has at any time owned, operated, occupied, or leased, where the use, condition, or presence of such USTs would be reasonably likely to give rise to any corrective, investigative, or remedial obligation or any exposure to money damages under any Environmental Law (as defined herein) that could reasonably be expected to have a Material Adverse Effect.

           (b) Neither Stratus nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material (collectively, "Hazardous Material Handling"), arranged for any Hazardous Material Handling, or exposed any employee or other individual to any Hazardous Material so as to give rise to any corrective, investigative, or remedial obligation under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

           (c) Neither Stratus nor any of its Subsidiaries is aware of the presence at any time of any Hazardous Material-related contamination at, in, on, beneath, or relating to any property that Stratus or its Subsidiaries has at any time owned, operated, occupied, or leased that could reasonably be expected to have a Material Adverse Effect.

           (d) Stratus and its Subsidiaries have performed or arranged Hazardous Material Handling in compliance with all Environmental Laws except where non-compliance would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the preceding sentence, neither Stratus nor any of its subsidiaries has disposed of, labeled, packaged, transported, sold, recycled, discarded, or manufactured any product or component of a product containing a Hazardous Material (the "Hazardous Material Product Activities") in violation of any Environmental Laws where such violation would reasonably be expected to have a Material Adverse Effect.

           (e) Stratus and its Subsidiaries currently hold all governmental environmental Hazardous Material-related approvals, permits, licenses, clearances, consents, and orders (the "Environmental Permits") necessary for the conduct of their respective Hazardous Material Handling and Hazardous Material Product Activities and other businesses of Stratus and its Subsidiaries as such activities are currently being conducted, except where the failure to hold any such Environmental Permit would not reasonably be expected to have a Material Adverse Effect.

           (f) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, or other governmental action is pending or, to the knowledge of Stratus threatened, concerning any Environmental Permits, or any Hazardous Material Handling or any Hazardous Material Product Activities of Stratus or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

           (g) Neither Stratus nor any of its Subsidiaries is aware of any fact or circumstance which could involve Stratus or any of its Subsidiaries in any litigation or in any administrative enforcement action, penalty or sanction, or impose upon Stratus or any of its Subsidiaries any liability, with respect to any Hazardous Materials Handling, any Hazardous Material Product Activities, or any Hazardous Material-related contamination relating to any business operation of Stratus or its Subsidiaries or relating to a property that Stratus or any of its Subsidiaries at any time has owned, operated, occupied, or leased that could reasonably be expected to have a Material Adverse Effect.

           (h) To the knowledge of Stratus, no property that Stratus or any of its Subsidiaries has at any time owned, operated, occupied, or leased is proposed for listing on the National Priorities List, CERCLIS, or any similar state, local or foreign list of sites that potentially endanger human health, ecology or environment or that require environmental investigation or cleanup.

           (i) To the knowledge of Stratus, any asbestos-containing material which is on, in or a part of any property or structure thereon currently owned, operated, occupied, or leased by Stratus or any of its Subsidiaries complies with current applicable standards of Environmental Law except where non-compliance would not have a Material Adverse Effect.

           (j) To the knowledge of Stratus, no governmental notification, approval, or consent, whether before or after the Closing, is required under Environmental Laws in connection with the consummation of the transaction contemplated by this Agreement.

           (k) As used herein, "Hazardous Material" means any substance, waste, material, chemical, compound or mixture which is harmful to the environment, flora, fauna, or human health, or which is flammable, ignitable, corrosive, reactive, radioactive, or explosive, or which is defined, listed, designated, described or characterized under Environmental Laws as hazardous, toxic, biohazardous, a contaminant, a pollutant, or words of similar import, and includes without limitation asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction or distillate thereof), and natural gas.

           (l) As used herein, "Environmental Laws" means all applicable civil, criminal, and administrative laws (including common law), statutes, codes, rules, regulations, ordinances, and legally enforceable orders, decrees, judgments, permits, licenses, approvals, authorizations, and other requirements, directives, consents, and obligations imposed by local, state, federal, foreign, or supranational governmental authority pertaining to protection of the environment, flora, fauna, public health and safety.

      Section 3.14   Employee Benefit Plans and Employee Matters.

           (a) With the exception of the definition of "Affiliate" set forth in Section 3.14(a)(i) below (which definition shall apply only to this Section 3.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                (i) "Affiliate" shall mean any other person or entity under common control with Stratus within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                (ii) "Stratus Employee Plan" shall mean each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA (as defined herein) which is maintained, contributed to, or required to be contributed to, by Stratus or any Affiliate for the benefit of any Employee (as defined in Section 3.14(a)(iv) below);

                (iii)     "DOL" shall mean the Department of Labor;

                (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of Stratus or any Affiliate;

                (v) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between Stratus or any Affiliate and any Employee or consultant;

                (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                (vii) "International Employee Plan" shall mean each Stratus Employee Plan that has been adopted or maintained by Stratus, whether informally or formally, for the benefit of Employees outside the United States;

                (viii) "IRS" shall mean the Internal Revenue Service;

                (ix) "Multiemployer Plan" shall mean any Pension Plan (as defined in Section 3.14(a)(xi) below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                (x) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                (xi) "Pension Plan" shall mean each Stratus Employee Plan which is an "employee pension benefit plan," within the meaning of
 Section 3(2) of ERISA.

           (b) The Stratus Disclosure Schedule contains an accurate and complete list of each material Stratus Employee Plan and each material Employee Agreement other than Employee Agreements with former employees where Stratus has performed substantially all of Stratus's obligations thereunder) as of the date hereof. Stratus does not have any binding plan or binding commitment to establish any new Stratus Employee Plan, to modify any Stratus Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Stratus Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Stratus Employee Plan or material Employee Agreement, nor does it have any commitment to do any of the foregoing.

           (c) Stratus has provided to Ascend: (i) correct and complete copies of all documents embodying each material Stratus Employee Plan and each material Employee Agreement (other than Employee Agreements with former employees where Stratus has performed substantially all of Stratus's obligations thereunder), including all amendments thereto and written interpretations thereof; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Stratus Employee Plan or related trust; (iii) if the Stratus Employee Plan is funded, the most recent annual and periodic accounting of Stratus Employee Plan assets; (iv) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Stratus Employee Plan; (v) all IRS determination, opinion, notification and advisory letters, and rulings relating to Stratus Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Stratus Employee Plan; (vi) all material written agreements and contracts relating to each Stratus Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and (vii) all material communications to any Employee or Employees relating to any Stratus Employee Plan and any proposed Stratus Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Stratus.

           (d) (i) Each Stratus Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Stratus Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to such plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no material "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any material Stratus Employee Plan; (iv) there are no material actions, suits or claims pending, or, to Stratus's knowledge, threatened (other than routine claims for benefits) against any Stratus Employee Plan or against the assets of any Stratus Employee Plan; (v) each Stratus Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Stratus or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) to Stratus's knowledge, there are no material audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Stratus Employee Plan; and (vii) neither Stratus nor any Affiliate has been assessed any material penalty or material tax with respect to any Stratus Employee Plan under
 Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

           (e) With respect to the Stratus Employee Plans, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with U.S.GAAP, on the Stratus Financial Statements.

           (f) Stratus does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

           (g) At no time has Stratus contributed to or been required to contribute to any Multiemployer Plan.

           (h) No Stratus Employee Plan or Employee Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

           (i) The execution of this Agreement and the announcement or the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent acts or events or passage of time) result in, or constitute an event under any Stratus Employee Plan, Employee Agreement, trust or loan that will or may result in, the establishment, accrual or payment of any benefit or compensation (whether of severance pay or otherwise), any acceleration, forgiveness of indebtedness, vesting or distribution of or increase in any benefit or obligation to fund any benefit with respect to any Employee. Neither Stratus nor any of its Subsidiaries is a party to any management, employment, deferred compensation, severance, bonus or other contract for personal services with any Employee or any plan agreement or understanding similar to any of the foregoing, in each case providing for compensation in excess of two hundred thousand dollars ($200,000) per annum.

           (j) Neither Stratus nor any of its Subsidiaries is a party to any oral or written agreement with any officer of Stratus or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period of longer than one year from the date hereof or for the payment of compensation in excess of two hundred thousand dollars ($200,000) per annum.

           (k) No payment or benefit which will or may be made by Stratus or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(B)(1) of the Code.

           (l) To its knowledge, Stratus: (i) is in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, which amounts are material individually or in the aggregate; (iii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to Stratus's knowledge, threatened material claims or actions against Stratus under any worker's compensation policy or long-term disability policy. To Stratus's knowledge, no employee of Stratus has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Stratus and disclosing to Stratus or using trade secrets or proprietary information of any other person or entity.

           (m) No work stoppage or labor strike against Stratus is pending or, to the knowledge of Stratus, threatened. Stratus does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to Stratus's knowledge, threatened or relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, individually or in the aggregate, would be reasonably likely to be a Stratus Material Adverse Effect. Neither Stratus nor any of its Affiliates has been charged with or received notice of any actual or alleged unfair labor practices within the meaning of the National Labor Relations Act. Stratus is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is currently being negotiated by Stratus.

           (n) Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan.
 No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.

      Section 3.15 Compliance with Laws. (a) Stratus and its Subsidiaries have complied with, and have not received any notices of violations with respect to, and (b) as of the date hereof, Stratus and its Subsidiaries are not in violation of any U.S. federal, state, or local or foreign statute, law or regulation, affecting the conduct of its business or the ownership or operation of its business, including the U.S. Foreign Corrupt Practices Act and all United States statutes, laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, except for failures to comply or violations which could not reasonably be expected to have a Stratus Material Adverse Effect.

      Section 3.16   Tax Matters.  Neither Stratus nor any of its
 Subsidiaries, nor to Stratus's knowledge, any of its other Affiliates (as defined herein) has taken or agreed to take any action or failed to take any action which could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      Section 3.17 Interested Party Transactions. Since the date of Stratus's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Stratus as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      Section 3.18   Registration Statement; Proxy Statement/Prospectus.
 The information supplied to Ascend by Stratus for inclusion in the registration statement of Ascend on Form S-4 pursuant to which shares of Ascend Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, at the time the Registration Statement is first filed in publicly available form and at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Stratus for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of Stratus in connection with the special meeting of Stratus stockholders to consider this Agreement and the Merger (the "Stratus Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of Stratus, at the time of the Stratus Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stratus Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Stratus or any of its Affiliates, officers or directors should be discovered by Stratus which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Stratus shall promptly inform Ascend.

      Section 3.19 Opinion of Financial Advisor. The financial advisor to Stratus, Morgan Stanley & Company Incorporated, has delivered to Stratus an opinion dated as of or immediately prior to the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the holders of Stratus Common Stock.

      Section 3.20 Applicability of Certain Massachusetts Laws. Neither the control share acquisition provisions of Chapters 110D and 110E of the MBCL nor any similar provisions of the Articles of Organization or Bylaws of Stratus are applicable to the transactions contemplated by this Agreement.



                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF ASCEND AND SUB

           Ascend and Sub represent and warrant to Stratus that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Ascend to Stratus on or before the date of this Agreement ("Ascend Disclosure Schedule") or except to the extent disclosed in the Ascend SEC Reports (as defined herein) filed with the SEC since January 1, 1998. The Ascend Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article IV and the disclosure in any such numbered and lettered section of the Ascend Disclosure Schedule shall qualify only the corresponding section in this Article IV (except to the extent disclosure in any numbered and lettered section of the Ascend Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Ascend Disclosure Schedule). The term "Ascend Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets (including intangible assets), financial condition or results of operations of Ascend and its Subsidiaries, with materiality determined in accordance with Section 9.3.

      Section 4.1 Organization. Ascend and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted (without giving effect to the Merger), and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which if it is required by law to be so qualified except where the failure to have such power or the failure to be so qualified could not reasonably be expected to have an Ascend Material Adverse Effect.

      Section 4.2 Ascend Subsidiaries and Joint Ventures. Section 4.2 of the Ascend Disclosure Schedule sets forth a list of all Subsidiaries and Joint Ventures of Ascend, including the name of each Subsidiary and Joint Venture and the jurisdiction in which such Subsidiary or Joint Venture is incorporated or organized. There are no outstanding subscriptions, options, call, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock, and no obligations, contingent or otherwise, of Ascend or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of any Subsidiary of Ascend or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Ascend are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Ascend or another Subsidiary of Ascend free and clear of all security interests, liens, claims, pledges, agreements, limitations on Ascend's voting rights, charges or other encumbrances of any nature.
 Section 4.2 of the Ascend Disclosure Schedule sets forth the nature and extent of the ownership and voting interests held by Ascend in each such Joint Venture. Except as set forth in Section 4.2 of the Ascend Disclosure Schedule, neither Ascend nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity (other than Ascend or another Subsidiary of Ascend), excluding securities of any publicly traded company held for investment and comprising less than five percent (5%) of the outstanding stock or voting power of such company.

      Section 4.3    Ascend Capital Structure.

           (a) The authorized capital stock of Ascend consists of 400,000,000 shares of Ascend Common Stock and 2,000,000 shares of preferred stock, $.001 par value per share ("Ascend Preferred Stock"). As of July 31, 1998: (i) 198,001,540 shares of Ascend Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable;
 (ii) no shares of Ascend Preferred Stock are issued or outstanding;
 (iii) no shares of Ascend Common Stock or Ascend Preferred Stock were held in the treasury of Ascend or by Subsidiaries of Ascend; and (iv) 28,934,033 shares of Ascend Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Ascend's stock option plans (the "Ascend Option Plans") and rights outstanding under Ascend's employee stock purchase plan (the "Ascend Purchase Plan"). All shares of Ascend Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Ascend or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Ascend Common Stock.

           (b) Except as set forth in this Section 4.3 or as reserved for future grants of rights or options under the Ascend Option Plans or the Ascend Purchase Plan, there are no equity securities of any class of Ascend, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the Ascend Option Plans, the Ascend Purchase Plan or any related agreement in effect as of the date of this Agreement, or as set forth in this Section 4.3, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Ascend is a party or by which it is bound obligating Ascend to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Ascend obligating Ascend to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Ascend, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Ascend to which Ascend is a party.

      Section 4.4    Authority; No Conflict; Required Filings and Consents.

           (a) Ascend has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Ascend. This Agreement has been duly executed and delivered by Ascend and, assuming this Agreement constitutes valid and binding obligation of the other parties hereto, this Agreement constitutes the valid and binding obligations of Ascend, enforceable against Ascend in accordance with the terms hereof, except as such enforceability may be limited by
 (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

           (b) The execution and delivery of this Agreement by Ascend does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Ascend or any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) or require the consent, waiver or agreement of any person or entity (other than consents, waivers and agreements that have been or prior to the Closing will be obtained) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other material agreement, instrument or obligation to which Ascend or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in
 Section 4.4(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to Ascend or any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) for such consents, waivers and agreements, the absence of which, and such violations, breaches, defaults, terminations, cancellations or accelerations which, in the aggregate could not reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect on the ability of Ascend to consummate the transactions contemplated by this Agreement.

           (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Ascend or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the HSR Act and the antitrust laws of any foreign jurisdiction which is applicable to the Merger and the expiration or early termination of any waiting periods thereunder; (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting such registration statement to become effective; (iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCL; (iv) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act; (v) such consents, approvals, orders, authorizations, filings, registrations and declarations as may be required under applicable federal and state securities laws and the laws of any foreign country; and (vi) such other consents, approvals, orders, authorizations, filings, approvals and registrations which, in the aggregate, if not obtained or made, could not reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect on the ability of Ascend to consummate the transactions contemplated by this Agreement.Section

      4.5  SEC Filings; Financial Statements.

           (a) Ascend has filed and made available to Stratus all forms, reports and documents required to be filed by Ascend with the SEC since January 1, 1996 (collectively, the "Ascend SEC Reports"). The Ascend SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Ascend SEC Reports or necessary in order to make the statements in such Ascend SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Ascend's Subsidiaries is required to file any forms, reports or other documents as a result of their issuance of securities (or the registration of such securities on a national market system) with the SEC, the NASD, any other stock exchange or any foreign securities commission or stock exchange regulating issuers of securities.

           (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Ascend SEC Reports, including any Ascend SEC Reports filed after the date of this Agreement until the Closing (the "Ascend Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Ascend and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Ascend as of December 31, 1997 is referred to herein as the "Ascend Balance Sheet."

      Section 4.6 Absence of Undisclosed Liabilities. Ascend and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S. GAAP), and whether due or to become due, other than
 (i) liabilities reflected in the Ascend Balance Sheet, (ii) normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practices, or (iii) liabilities arising out of the transaction contemplated hereby or permitted hereunder.

      Section 4.7 Absence of Certain Changes or Events. Since the date of the Ascend Balance Sheet, Ascend and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice, and since such date there has not been: (a) any Ascend Material Adverse Effect or any fact or circumstance that would be reasonably likely to result in an Ascend Material Adverse Effect or (b) any material change by Ascend or any of its Subsidiaries in its accounting methods, principles or practices; (c) any revaluation by Ascend or any of its Subsidiaries of any material asset or any writedown of the value of capitalized software or inventory, or any write-off of notes or accounts receivable other than in the ordinary course of business consistent with past practice; or (d) any other action or event that would have required the consent of Stratus pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in an Ascend Material Adverse Effect.

      Section 4.8 Litigation. There is no action, suit, proceeding, claim, arbitration or, to the knowledge of Ascend, investigation against Ascend or any of its Subsidiaries pending, or to the knowledge of Ascend, threatened, or as to which Ascend or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to Ascend or such Subsidiary, could reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect on the ability of Ascend to consummate the transactions contemplated by this Agreement.

      Section 4.9 Compliance with Laws. (a) Ascend and its Subsidiaries have complied with, and have not received any notices of violations with respect to and (b) as of the date hereof, Ascend and its Subsidiaries are not in violation of any U.S. federal, state, or local or foreign statute, law or regulation, affecting the conduct of its business or the ownership or operation of its business, including the U.S. Foreign Corrupt Practices Act and all United States statutes, laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, except for failures to comply or violations which could not reasonably be expected to have an Ascend Material Adverse Effect.

      Section 4.10   Tax Matters.  Neither Ascend nor any of its
 Subsidiaries, nor to Ascend's knowledge, any of its other Affiliates (as defined herein) has taken or agreed to take any action or failed to take any action which could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      Section 4.11 Interested Party Transactions. Since the date of Ascend's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Ascend as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      Section 4.12   Registration Statement; Proxy Statement/Prospectus.
 The information supplied by Ascend for inclusion in the Registration Statement shall not contain, at the time the Registration Statement is first filed in publicly available form and at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Ascend for inclusion in the Proxy Statement to be sent to the stockholders of Stratus in connection with the Stratus Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of Stratus, at the time of the Stratus Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stratus Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Ascend or any of its Affiliates, officers or directors should be discovered by Ascend which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Ascend shall promptly inform Stratus.

      Section 4.13 Opinion of Financial Advisor. The financial advisor to Ascend, Salomon Smith Barney, has delivered to Ascend an opinion dated as of or immediately prior to the date of this Agreement to the effect that the Exchange Ratio is fair to Ascend from a financial point of view.

      Section 4.14 Taxes. (i) Ascend and each of its Subsidiaries has filed all Tax Returns required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to file such Tax Returns or to cause such Tax Returns to be true, correct and complete would not, individually or in the aggregate, be expected to have an Ascend Material Adverse Effect; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested by Ascend, except for failures to make payment, properly obtain extensions or timely and properly contest which could not reasonably be expected to have an Ascend Material Adverse Effect; (iii) there is no audit, examination, claimed deficiency, refund litigation, proposed adjustment or matter in controversy regarding any Taxes due and owing by Ascend or any of its Subsidiaries that would individually or in the aggregate, have an Ascend Material Adverse Effect; (iv) neither Ascend nor any of its Subsidiaries has waived any statutory period of limitations in respect of any material Taxes or Tax Returns; (v) all assessments for Taxes due and owing by Ascend or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid (except where the nonpayment of such Taxes could not reasonably be expected to have an Ascend Material Adverse Effect); and (vi) neither Ascend nor any of its Subsidiaries is a party to, bound by, or has any obligation under any Tax sharing, allocation, indemnity or similar contract or arrangement.

      Section 4.15 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                 ARTICLE V

                            CONDUCT OF BUSINESS

      Section 5.1 Covenants of Stratus. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Stratus agrees as to itself and its Subsidiaries (except to the extent that Ascend shall otherwise consent in writing, which consent shall not be unreasonably withheld), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, except where the failure to do so could not reasonably be expected to have a Stratus Material Adverse Effect, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Stratus shall promptly after becoming aware thereof notify Ascend of any events or occurrences not in the ordinary course of business of Stratus that would, individually or in the aggregate, result in a breach of any representation, warranty, covenant or agreement of Stratus set forth in this Agreement which would cause any of the conditions to Ascend's obligations to effect the Merger set forth in Article VII to not be satisfied. Except as expressly contemplated by this Agreement or as set forth in the Stratus Disclosure Schedule, Stratus shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Ascend, which consent shall not be unreasonably withheld:

           (a) accelerate, amend or change the period of exercisability of options or restricted stock granted under any Stratus Stock Plan or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

           (b) transfer or license to any person or entity or otherwise extend, amend or modify any material rights to the Stratus Intellectual Property Rights (as defined in Section 6.1(b)), other than non-exclusive licenses in the ordinary course of business consistent with past practices, provided that Stratus and its Subsidiaries shall be permitted to renew or extend exclusive licenses existing as of the date hereof;

           (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants, as and to the extent required pursuant to agreements entered into prior to the date hereof providing for the repurchase of shares in connection with any termination of service by such party;

           (d) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuances of Stratus Common Stock or the grant of options or rights to acquire Stratus Common Stock pursuant to the Stratus Stock Plans in the ordinary course of business consistent as to amount, exercise price, vesting and other terms with past practice not to exceed two hundred fifty thousand (250,000) shares in the aggregate, and (ii) the issuance of shares of Stratus Common Stock upon the exercise of options granted under the Stratus Stock Plans as and to the extent required under the Stratus Stock Plans;

           (e) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any material amount of assets;

           (f) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate to the business of Stratus and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

           (g) take any action to: (i) increase or agree to increase the compensation paid, payable or to become payable to its directors, officers, employees, or consultants, except for increases in salary or wages of employees in accordance with past practices and except as may be necessary to satisfy contractual obligations existing as of the date hereof,
 (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, directors, officers or employees, except as may be necessary to satisfy contractual obligations existing as of the date hereof, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices and except as may be necessary to satisfy contractual obligations existing as of the date hereof, (iv) enter into any collective bargaining agreement, or (v) except as required by applicable law establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as may be necessary to satisfy contractual obligations existing as of the date hereof; provided, however, that nothing contained herein shall prohibit Stratus from conclusively determining the earned amount of any bonuses under Stratus's bonus plans in respect of calendar year 1998, based on Stratus's annualized performance through the Effective Time (determined without regard to the costs incurred in connection with the transactions contemplated by this Agreement), such bonuses to be paid in accordance with the terms of such plans and Stratus's past practices;

           (h) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or pursuant to arm's length transactions on commercially reasonable terms;

           (i) incur or prepay any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit and bank agreements consistent with past practice;

           (j)  amend or propose to amend its Bylaws;

           (k) incur or commit to incur any individual capital expenditure in excess of five million dollars ($5,000,000) or aggregate capital expenditures in excess of forty million dollars ($40,000,000);

           (l) enter into or amend any material OEM agreement or any material agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any Stratus product, process or technology;

           (m) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

           (n) waive or release any material right or claim, except in the ordinary course of business;

           (o) initiate any litigation or arbitration proceeding against any person known to Stratus to be a customer or distributor of Ascend without prior notice to the Chief Financial Officer of Ascend or settle any litigation or arbitration proceeding involving out-of-pocket settlement payments of greater than one million dollars ($1,000,000);

           (p) make any loans to directors, officers or employees (other than pursuant to contracts in existence prior to the date hereof);

           (q) make any material changes in its Tax or (except as required by law) accounting policies; or

           (r) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (q), or any action which is reasonably likely to cause any of the conditions set forth in
 Section 7.2(a) or Section 7.2(b) not to be satisfied.

      Section 5.2 Covenants of Ascend. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Ascend agrees as to itself and its Subsidiaries (except to the extent that Stratus shall otherwise consent in writing, which consent shall not be unreasonably withheld), to carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted or as otherwise disclosed to Stratus prior to the date hereof, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due and, to the extent consistent with such business, except where the failure to do so could not reasonably be expected to have an Ascend Material Adverse Effect, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and
 (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, in each case. Ascend shall promptly after becoming aware thereof notify Stratus of any events or occurrences not in the ordinary course of business of Ascend that would individually or in the aggregate result in a breach of any representation, warranty, covenant or agreement of Ascend set forth in this Agreement, which would cause any of the conditions to Ascend's obligations to effect the Merger set forth in Article VII not to be satisfied.
 Except as expressly contemplated by this Agreement or as set forth in the Ascend Disclosure Schedule, Ascend shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Stratus which consent shall not be unreasonably withheld:

           (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements entered into prior to the date hereof providing for the repurchase of shares in connection with any termination of service by such party;

           (b) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement; or

           (c) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) and (b), or any action which is reasonably likely to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied.

      Section 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Ascend and Stratus shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby.

                                ARTICLE VI

                           ADDITIONAL AGREEMENTS

 Section 6.1    No Solicitation.

           (a) Stratus agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1 it shall not, directly or indirectly, through any officer, director, employee, representative, agent, or affiliate, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving such party, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, accept, approve, recommend or consummate a Competing Offer; provided, however, that nothing in this Section 6.1 shall prevent Stratus or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity or recommending such an unsolicited bona fide written Competing Offer to the stockholders of Stratus, if and only to the extent that (1) such Competing Offer would, if consummated, result in a transaction that would, in the reasonable good faith judgment of Stratus's Board of Directors, after consultation with its financial advisors, be more favorable to Stratus's stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of Stratus's Board of Directors after consultation with its financial advisors, the person or entity making such Competing Offer appears to have the financial means, or the ability to obtain the necessary financing, to conclude such transaction (any such Competing Offer meeting such criteria being referred to in this Agreement as a "Superior Proposal"), (2) the failure to take such action would, in the reasonable good faith judgment of Stratus's Board of Directors after consultation with outside corporate counsel, be contrary to the fiduciary duties of Stratus's directors to Stratus's stockholders under applicable law, and (3) prior to furnishing non-public information to, or entering into discussions or negotiations with, such person or entity, Stratus's Board of Directors receives from such person or entity an executed confidentiality agreement not materially less restrictive to such person or entity than those contained in the Mutual Nondisclosure and Confidentiality Agreement dated June 15, 1998 between Ascend and Stratus (the "Confidentiality Agreement"); or (B) from accepting or agreeing to a Superior Proposal or consummating a transaction contemplated by a Superior Proposal (provided that Stratus has given notice as required by the last sentence of Section 6.1(b);or (C) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer.

           (b)  Stratus shall notify Ascend no later than twenty-four
 (24) hours after receipt by Stratus (or its advisors), of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of Stratus by any person or entity that informs such party that it is considering making, or has made, a Competing Offer (the "Competing Offeror"). Such notice to Ascend shall be made orally and in writing and shall indicate in reasonable detail the identity of the Competing Offeror and the terms and conditions of such proposal, inquiry or contact. Stratus shall notify Ascend of the occurrence and substance of any discussions held with any such Competing Offeror within twenty-four (24) hours of the occurrence of such discussions. Stratus shall notify Ascend at least forty-eight (48) hours prior to accepting or agreeing to a Superior Proposal or making any public announcement of its intention to do so or to recommend a Superior Proposal to its stockholders or to withdraw its recommendation for approval of the Merger or to engage in a Superior Proposal.

      Section 6.2    Proxy Statement/Prospectus; Registration Statement.

           (a) As promptly as practicable after the execution of this Agreement, Ascend shall prepare and file with the SEC the Registration Statement, and Stratus shall prepare and file with the SEC the Proxy Statement. Ascend and Stratus shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as reasonably practicable. Unless the Stratus Board of Directors determines in reasonable good faith after consultation with outside corporate counsel that to do so would be contrary to the fiduciary duties of the Stratus Board of Directors to Stratus's stockholders under applicable law, the Proxy Statement shall include the recommendation of the Board of Directors of Stratus in favor of approval and adoption of this Agreement and the Merger.

           (b) Ascend and Stratus shall each use all reasonable efforts to make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state securities laws and the rules and regulations thereunder.

      Section 6.3 Consents. Each of Ascend and Stratus shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses or leases required for the consummation of the Merger and the other transactions contemplated by this Agreement.

      Section 6.4 Access to Information. Upon reasonable notice, Stratus shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, financial advisors, counsel and other representatives of Ascend, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and all other information concerning its business, properties and personnel as such other party may reasonably request and, during such period, each of Stratus and Ascend shall (and shall cause each of its Subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws. Upon reasonable notice, Ascend shall (and shall cause each of its Subsidiaries to) provide to the officers, employees, accountants, financial advisors, counsel of Stratus such information as may be reasonably requested by Stratus in order for the Board of Directors of Stratus to satisfy its fiduciary duties pertaining to this Agreement and the transactions contemplated hereby. Unless otherwise required by law, the parties will hold all such information which is non-public in confidence and shall treat such information as "Proprietary Information" in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      Section 6.5 Stratus Stockholders Meeting. Stratus shall call and hold the Stratus Stockholders Meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and the approval of the Merger. Unless the Stratus Board of Directors determines in reasonable good faith after consultation with outside corporate counsel that to do so would be contrary to the fiduciary duties of the Stratus Board of Directors to Stratus's stockholders under applicable law, Stratus's Board of Directors shall recommend that Stratus stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and Stratus shall otherwise use all reasonable efforts, including but not limited to hiring a proxy solicitor and participating in presentations to stockholders, to obtain the requisite approval of Stratus stockholders.

      Section 6.6 Legal Conditions to Merger. Each of Ascend and Stratus shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and any applicable foreign antitrust laws and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Ascend and Stratus shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Stratus, Ascend or any of their Subsidiaries in connection with the Merger (any of the foregoing, an "Approval") or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement, (i) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and
 (ii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Ascend nor Stratus shall be required to agree, as a condition to any Approval, to divest itself or hold separate any Subsidiary, division or business unit, the divestiture or holding separate of which would be reasonably likely (A) to have an Ascend Material Adverse Effect, or (B) to impair in any material way the benefits intended to be derived by Ascend after the Effective Time as a result of the Merger

      Section 6.7 Public Disclosure. Ascend and Stratus shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD or the stock exchanges on which their respective securities are listed.

      Section 6.8 Tax-Free Reorganization. Each of Ascend and Stratus shall and shall cause its respective Subsidiaries to use its best efforts to cause the Merger to be treated as a reorganization within the meaning of
 Section 368(a) of the Code, and to obtain the opinion of its respective counsel contemplated by Article VII. No party hereto, nor any Subsidiary thereof, shall take any action that would cause the Merger not to qualify under Section 368(a) of the Code, and the parties hereto shall, and shall cause their respective Subsidiaries to take the position for all purposes that the Merger qualifies as a reorganization under such Section of the Code.

      Section 6.9 Affiliate Legends. Between the date of this Agreement and the Effective Time, Ascend and Stratus shall, if requested, promptly provide each other such information and documents as Ascend or Stratus shall reasonably request for purposes of reviewing a list of each of its directors and executive officers who may, in the reasonable judgment of Ascend and Stratus, be deemed to be an "affiliate" of Ascend within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person so judged to be an "affiliate" of Ascend or Stratus, is referred to herein as an "Affiliate"). Ascend shall be entitled to place appropriate legends on the certificates evidencing any Ascend Common Stock to be received by such Affiliates of Stratus pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Ascend Common Stock, consistent with the Securities Act and the rules and regulations of the SEC thereunder.

      Section 6.10 Nasdaq Quotation. Ascend shall use its best efforts to cause the shares of Ascend Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

      Section 6.11   Stock Plans and Options.

           (a) Stratus shall provide to each holder of an outstanding option to purchase Stratus Common Stock (a "Stratus Option") under the Stratus Stock Plans the notice (if any) required pursuant to such plans.

           (b) From and after the Effective Time, each outstanding Stratus Option shall be assumed by Ascend and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stratus Option, the same number of shares of Ascend Common Stock as the holder of such Stratus Option would have been entitled to receive in the Merger pursuant to this Agreement had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Stratus Common Stock pursuant to such Stratus Option divided by (ii) the Exchange Ratio.

           (c) As soon as practicable after the Effective Time, Ascend shall deliver to the participants in the Stratus Stock Plan an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Stratus Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.11 after giving effect to the Merger). Ascend shall comply with the terms of the Stratus Stock Plans and ensure, to the extent required by, and subject to the provisions of, such plan, that Stratus Options which qualified as incentive stock options pursuant to Section 422 of the Code prior to the Effective Time will continue to so qualify after the Effective Time.

           (d) Ascend shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Ascend Common Stock for delivery upon the exercise of the Stratus Options assumed in accordance with this Section 6.11. As soon as practicable after the Effective Time, and not more than ten (10) business days thereafter, Ascend shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Ascend Common Stock subject to the Stratus Options assumed pursuant to this Section 6.11 and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for as long as the Stratus Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Ascend shall administer Stratus Options assumed pursuant to this
 Section 6.11 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Stratus Stock Plan complied with such rule prior to the Merger.

      Section 6.12 Brokers or Finders. Each of Ascend and Stratus represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Stanley & Co., Incorporated, whose fees and expenses will be paid by Stratus in accordance with Stratus's agreement with such firm, and Salomon Smith Barney, whose fees and expenses will be paid by Ascend in accordance with Ascend's agreement with such firm, and each of Ascend and Stratus agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its directors, officers, employees or affiliates.

      Section 6.13   Indemnification.

           (a) Stratus shall and, from and after the Effective Time, Ascend and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Stratus or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (provided, in the case of amounts paid in settlement, that such amounts shall have been approved by the indemnifying party, which approval shall not be unreasonably withheld), of or in connection with any claim, action, demand, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Stratus or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the MBCL to indemnify its own directors and officers, as the case may be. Stratus, Ascend and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such claim, demand, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 67 of the MBCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought or asserted against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to them and Stratus (or them and Ascend and the Surviving Corporation after the Effective Time), (ii) Stratus (or after the Effective Time, Ascend and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder, and (iii) Stratus (or after the Effective Time, Ascend and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Stratus, Ascend or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Stratus, Ascend or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6.13 except to the extent such failure materially prejudices such party), and shall deliver to Stratus (or after the Effective Time, Ascend and the Surviving Corporation) the undertaking contemplated by Section 67 of the MBCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

           (b) From and after the Effective Time, the Surviving Corporation and Ascend shall fulfill, assume and honor in all respects the obligations of Stratus pursuant to Stratus's Bylaws and any indemnification agreement between Stratus and any of Stratus's directors and officers existing and in force as of the date of this Agreement and filed as an exhibit to the Stratus SEC Reports. Ascend and Stratus agree that the indemnification obligations set forth in Stratus's Articles of Organization and Bylaws, in each case as of the date of this Agreement, shall survive the Merger (and, as of or prior to the Effective Time, Ascend shall cause the Bylaws of Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

           (c) In the event Ascend or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Ascend or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.13.

           (d) Ascend and the Surviving Corporation, shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Ascend, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Stratus and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are not less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related events. In lieu of the purchase of such insurance by Ascend or the Surviving Corporation, Stratus may purchase a six (6) year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof for a period of at least six (6) years from the Effective Time for any claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving wrongful acts or omissions occurring on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related transactions or related events. In no event shall Ascend or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph (d) any amount per year in excess of one hundred fifty percent (150%) of the aggregate premiums paid by Stratus and its Subsidiaries in the fiscal year ended for directors' and officers' liability insurance.

           (e) The obligations of Stratus, the Surviving Corporation and Ascend under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any of the Indemnified Parties without the consent of such Indemnified Party (it being expressly agreed that each such Indemnified Party shall be a third party beneficiary of this Section 6.13).

      Section 6.14   Employees.

           (a) Ascend will, or will cause Stratus or the appropriate Subsidiary to give individuals who are employed by Stratus or any of its Subsidiaries as of the Effective Time and who remain employees of Stratus or such Subsidiary following the Effective Time (each such employee, an "Affected Employee") full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Ascend, Stratus or any such Subsidiary for such Affected Employees' service with Stratus or any affiliate thereof to the same extent recognized immediately prior to the Effective Time.

           (b) Ascend will, or will cause Stratus or the appropriate Subsidiary to (i) waive all limitations as to pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

           (c) As of the Effective Time, Ascend shall expressly assume and agree to perform in accordance with their terms, all employment, severance and other compensation agreements then existing between Stratus or any Subsidiary with any director, officer or employee thereof.

           (d) Notwithstanding the foregoing, Ascend agrees to provide or to cause the Surviving Corporation to provide Affected Employees, for a period of one year following the Effective Time, with employee benefit plans or arrangements, including the Stratus severance plan and policy, that are, in the aggregate, not less favorable than those provided to Affected Employees immediately prior to the Effective Time. Ascend agrees to provide Affected Employees with a written description of such plans and arrangements promptly following the Effective Time.

           (e) Commencing on the first anniversary of the Effective Time (unless Ascend consents to an earlier commencement date), the Affected Employees shall be eligible to participate in Ascend's employee benefit plans and arrangements in which similarly situated employees of Ascend or affiliates of Ascend participate, to the same extent as such similarly situated employees of Ascend or affiliates of Ascend.

      Section 6.15 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of Stratus described in Section 3.4, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act and any foreign antitrust laws. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      Section 6.16 Certain Director and Officer Appointments. Ascend and the Ascend Board of Directors of Ascend shall take all action required to cause the election promptly after the Effective Time by the Ascend Board of Paul Severino to the Ascend Board and the appointment of Bruce Sachs as Executive Vice President of Carrier Signalling and Management of Ascend.

      Section 6.17 Stratus's Rights Agreement. Stratus covenants and agrees with Ascend that Stratus shall not (i) make any modifications to the Rights Agreement, except such modifications made in furtherance of or in connection with the transactions contemplated hereby, nor (ii) take any action which would in either case cause Ascend to be deemed to be an "Acquiring Person" or an "Adverse Person" under the Rights Agreement or cause the Rights Agreement to apply to Ascend or the transactions contemplated by this Agreement. Stratus agrees to take such actions as are required to prevent the Rights Agreement and the provisions thereof from applying to Ascend or the transactions contemplated by this Agreement and to prevent Ascend from being treated as an "Acquiring Person" or an "Adverse Person" under the Rights Agreement.

                                ARTICLE VII

                            CONDITIONS TO MERGER

      Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

           (a) Stockholder Approvals. This Agreement and the Merger shall have been adopted and approved by the requisite vote of holders of Stratus Common Stock pursuant to the MBCL and the Articles of Organization of Stratus.

           (b) HSR Act. The waiting periods applicable to the consummation of the Merger under the HSR Act and all applicable foreign laws (if any) shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the Merger shall have been instituted and be pending.

           (c) Approvals. All authorizations, consents, order or approvals of, or declarations or filings with any Governmental Entity required to consummate the transactions contemplated by this Agreement, the absence or nonoccurrence of which would be reasonably likely to have an Ascend Material Adverse Effect or a Stratus Material Adverse Effect, to impair the benefits intended to be derived by Ascend after the Effective Time from the Merger, or to limit or restrict the operation of the business of Ascend on Stratus after the Effective Time.

           (d) Registration Statement; State Securities Laws. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Ascend shall have received all permits and other authorizations required under applicable state securities laws for the issuance of shares of Ascend Common Stock pursuant to the Merger.

           (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Ascend's conduct or operation of the business of Ascend or Stratus after the Effective Time shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

           (f) Nasdaq. The shares of Ascend Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market.

      Section 7.2 Additional Conditions to Obligations of Ascend and Sub. The obligations of Ascend and Sub to effect the Merger are subject to the satisfaction or waiver of each of the following conditions, any of which may be waived in writing exclusively by Ascend and Sub:

           (a) Representations and Warranties. The representations and warranties of Stratus set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or
 (ii) where the failure to be true and correct could not reasonably be expected to have a Stratus Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the Merger in accordance with this Agreement, and Ascend shall have received a certificate signed on behalf of Stratus by the chief executive officer or chief financial officer of Stratus to such effect. For purposes of this Section 7.2(a), no "Stratus Material Adverse Effect" shall be deemed to have occurred with respect to breaches of the representations and warranties of Stratus in
 Section 3.8 unless such breaches involve claims against or liability of Stratus or any of its Subsidiaries for Taxes in an aggregate amount in excess of the amount set forth in Schedule 7.2(a).

           (b) Performance of Obligations. Stratus shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ascend shall have received a certificate signed on behalf of Stratus by the chief executive officer or chief financial officer of Stratus to such effect.

           (c) Rights Plan. The provisions of the Rights Plan shall not apply to Ascend or the Merger and all rights issued thereunder shall have been canceled or redeemed or shall be converted in accordance with
 Article II of this Agreement.

           (d) Tax Opinion. Ascend shall have received an opinion of Gray Cary Ware & Freidenrich LLP, tax counsel to Ascend, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of Stratus, Sub and Ascend, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

      Section 7.3 Additional Conditions to Obligations of Stratus. The obligation of Stratus to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Stratus:

           (a) Representations and Warranties. The representations and warranties of Ascend and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or
 (ii) where the failure to be true and correct could not reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the Merger in accordance with this Agreement, and Stratus shall have received a certificate signed on behalf of Ascend by the chief executive officer or chief financial officer of Ascend to such effect.

           (b) Performance of Obligations. Ascend and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Stratus shall have received a certificate signed on behalf of Ascend by the chief executive officer or chief financial officer of Ascend to such effect.

           (c) Tax Opinion. Stratus shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Stratus, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of Ascend, Sub and Stratus, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

                                ARTICLE VIII

                         TERMINATION AND AMENDMENT

      Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Stratus:

           (a)  by mutual written consent of Ascend and Stratus; or

           (b) by either Ascend or Stratus if the Merger shall not have been consummated by January 31, 1999 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

           (c) by either Ascend or Stratus if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party which has not complied with its obligations under Section 6.6); or

           (d) by either Ascend or Stratus if, at the Stratus Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of Stratus stockholders in favor of this Agreement and approval of the Merger shall not have been obtained; or

           (e) by Ascend if (i) the Board of Directors of Stratus shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Ascend or shall have resolved or publicly announced or disclosed its intention to do so; or (ii) the Board of Directors of Stratus shall have recommended a Superior Proposal to the stockholders of Stratus or shall have resolved or publicly announced its intention to recommend or accept a Superior Proposal; or (iii) a tender offer or exchange offer which if completed would result in the ownership by any person and such person's affiliates of fifty percent (50%) or more of the outstanding shares of Stratus Common Stock shall have been commenced and the Board of Directors of Stratus shall have filed a Statement on Form 14D-9 recommending acceptance of such tender or exchange offer or shall have resolved or publicly announced its intention to recommend acceptance of such tender or exchange offer; or

           (f) by Ascend if a breach of any representation, warranty, covenant or agreement on the part of Stratus set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in
 Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Stratus of written notice of such breach from Ascend; or

           (g) by Stratus if it shall have accepted, approved or resolved to accept or approve a Superior Proposal in compliance with the terms of
 Section 6.1; or

           (h) by Stratus, if a breach of any representation, warranty, covenant or agreement on the part of Ascend set forth in this Agreement shall not have occurred which if uncured would cause any condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Ascend of written notice of such breach from Stratus.

      Section 8.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1, there shall be no liability or obligation on the part of Ascend, Stratus, Sub, or any of their respective officers, directors, stockholders or Affiliates, except as set forth in
 Section 8.3. The foregoing limitations shall not apply to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement.
 The provisions of Section 6.15 and Section 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      Section 8.3    Fees and Expenses.

           (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Ascend and Stratus shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and the fee(s) required to be paid in connection with the filing(s) required under the HSR Act and applicable foreign laws (if any) in connection with the transactions contemplated by this Agreement.

           (b)  If this Agreement is terminated (i) by Ascend pursuant to
 Section 8.1(e), or (ii) by Stratus pursuant to Section 8.1(g), or (iii) by Stratus or Ascend pursuant to Section 8.1(d) as a result of the failure to obtain the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of Stratus and (in the case of clause (iii))
 (x) at the time of such failure an Alternative Transaction involving Stratus shall have been announced or publicly proposed and (y) within one year of such failure Stratus or its Board of Directors accepts, recommends or enters into or announces any definitive or preliminary agreement or letter of intent with respect to an Alternative Transaction, amends or otherwise takes action under the Rights Agreement which has the effect of rendering the Rights Agreement inapplicable to an Alternative Transaction, or redeems the Rights so as to facilitate an Alternative Transaction, or an Alternative Transaction is consummated, Stratus shall pay to Ascend a termination fee of $36,759,995 (the "Termination Fee"). The Termination Fee shall be paid in cash by wire transfer of immediately available funds to an account designated by Ascend and shall be payable: (x) in the case of termination by Stratus pursuant to Section 8.1(g), prior to and as a condition precedent to the effectiveness of such termination; (y) in the case of termination by Ascend pursuant to Section 8.1(e), promptly after such termination; and (z) in the case of termination by Stratus or Ascend pursuant to Section 8.1(d) in the circumstances set forth in clause (iii) of the preceding sentence, not later than the earliest such time as
 (A) Stratus or its Board of Directors accepts, recommends or enters into or announces any definitive or preliminary agreement or letter of intent with respect to such Alternative Transaction, amends or otherwise takes action under the Rights Agreement which has the effect of rendering the Rights Agreement inapplicable to such Alternative Transaction, or redeems the Rights so as to facilitate such Alternative Transaction, or (B) an Alternative Transaction is consummated.

           (c) As used in this Agreement, an "Alternative Transaction" with respect to Stratus means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Ascend or Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than fifty percent (50%) of the equity securities or voting power of Stratus or any of its material subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving Stratus or any of its material Subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than fifty percent (50%) of the outstanding equity securities or voting power of Stratus or any of its material Subsidiaries or of the entity surviving such merger or business combination or resulting form such consolidation, or (iii) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of Stratus or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of Stratus) having a fair market value equal to more than fifty percent (50%) of the fair market value of all the consolidated assets of Stratus immediately prior to such transaction or series of transactions.

           (d) If any fee or expense due hereunder is not timely paid, the defaulting party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

      Section 8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Stratus, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE IX

                               MISCELLANEOUS

      Section 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Section 1.3 (Effects of the Merger), Section 1.4 (Directors and Officers), Section 2.1 (Conversion of Capital Stock), Section
 2.2 (Exchange of Certificates), Section 6.11 (Stock Plans and Options),
 Section 6.13 (Indemnification), Section 8.2 (Effect of Termination),
 Section 8.3 (Fees and Expenses), this Article IX, and any other agreement contemplated by this Agreement which, by its terms, does not terminate until a later date. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

      Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  if to Ascend or Sub, to

                Ascend Communications, Inc.
                One Ascend Plaza
                1701 Harbor Bay Parkway
                Alameda, CA  94502
                Attention: Frances M. Jewels, Esq.
                           Vice President & General Counsel
                Facsimile No.: (510) 747-6621 and (978) 692-1221

                with a copy to:

                Gray Cary Ware & Freidenrich LLP
                400 Hamilton Avenue
                Palo Alto, California 94301
                Attention:  Rod J. Howard, Esq.
                Facsimile No.:  (650) 327-3699

           (b)  if to Stratus, to
                Stratus Computer, Inc.
                55 Fairbanks Blvd.
                Marlboro, Massachusetts 01752
                Attention: Eileen Casal, Esq.
                           Vice President & General Counsel
                Facsimile No.: (508) 229-0714

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                One Beacon Street
                Boston, Massachusetts 02108
                Attention:  David T. Brewster, Esq.
                Facsimile No.: (617) 573-4822

      Section 9.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 3, 1998. In determining whether a Stratus Material Adverse Effect or an Ascend Material Adverse Effect exists: (a) materiality shall be determined on the basis of the applicable party and all of its Subsidiaries, taken together as a whole, and not on the basis of the party or any single Subsidiary alone; and (b) none of the factors set forth on
 Schedule 9.3.1 hereof shall be deemed by itself or by themselves, either alone or in combination, to constitute a Stratus Material Adverse Effect and none of the factors set forth on Schedule 9.3.2 hereof shall be deemed by itself or by themselves, either alone or in combination, to constitute an Ascend Material Adverse Effect. Reference to a party's "knowledge" means (a) in the case of Stratus, the actual knowledge of the persons identified in Schedule 9.3.3 and (b) in the case of Ascend, the actual knowledge of the persons identified in Schedule 9.3.4.

      Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein)
 (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.13 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law rules thereof except that the MBCL shall, to the extent applicable, govern the procedures to be taken hereunder to effect the Merger. Each party hereto consents and submits to the jurisdiction of the courts of the State of Delaware and the courts of the United States located in such state for the adjudication of any action, suit, proceeding, claim or dispute arising out of or otherwise relating to this Agreement.

      Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.




 IN WITNESS WHEREOF, Ascend, Sub and Stratus have caused this Agreement to be signed under seal by their respective officers thereunto duly authorized as of the date first written above.


 STRATUS COMPUTER, INC.             ASCEND COMMUNICATIONS, INC.


 By: /s/ Bruce I. Sachs             By: /s/ Mory Ejabat
    -------------------                 --------------------------

 Name: Bruce I. Sachs               Name: Mory Ejabat

 Title: President                   Title: Chief Executive Officer


 By: /s/ Maurice L. Castonguay      WILDCARD MERGER CORPORATION
     -------------------------

 Name: Maurice L. Castonguay        By: /s/ Mory Ejabat
                                       ---------------------------

 Title: Assistant Treasurer         Name: Mory Ejabat

                                    Title: President

                                    By: /s/ Michael F.G. Ashby
                                       ---------------------------

                                    Name: Michael F.G. Ashby

                                    Title: Treasurer



                           TABLE OF DEFINED TERMS
                                                                    Section

 Affected Employee.  . . . . . . . . . . . . . . . . . . . . . . .  6.14(a)
 Affiliate.  . . . . . . . . . . . . . . . . . . . . . . . .  3.14(a) & 6.9
 Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Alternative Transaction . . . . . . . . . . . . . . . . . . . . . . 8.3(c)
 Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.6
 Ascend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Ascend Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . 4.5(a)
 Ascend Common Stock . . . . . . . . . . . . . . . . . . . . . . . . 2.1(c)
 Ascend Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . IV
 Ascend Financial Statements . . . . . . . . . . . . . . . . . . . . 4.5(a)
 Ascend Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . IV
 Ascend Option Plans . . . . . . . . . . . . . . . . . . . . . . . . 4.3(a)
 Ascend Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . 4.3(a)
 Ascend Purchase Plan  . . . . . . . . . . . . . . . . . . . . . . . 4.3(a)
 Ascend SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . 4.5(a)
 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
 Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
 Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 Competing Offe  . . . . . . . . . . . . . . . . . . . . . . . . .  r6.1(a)
 Competing Offero  . . . . . . . . . . . . . . . . . . . . . . . .  r6.1(b)
 Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . 6.1(a)
 Constituent Corporations  . . . . . . . . . . . . . . . . . . . . . .  1.3
 Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . 2.3(a)
 DOL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Effective Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9(q)
 Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
 Employee  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Employee Agreement    . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . .  3.13(l)
 Environmental Permits . . . . . . . . . . . . . . . . . . . . . .  3.13(e)
 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.4(c)
 Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(a)
 Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(a)
 Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(c)
 Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . 3.4(c)
 Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . .  3.13(k)
 Hazardous Material Handling . . . . . . . . . . . . . . . . . . .  3.13(b)
 Hazardous Material Product Activities . . . . . . . . . . . . . .  3.13(d)
 HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.4(c)
 Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . .  6.13(a)
 Indemnified Liabilities . . . . . . . . . . . . . . . . . . . . .  6.13(a)
 International Employee Plan     . . . . . . . . . . . . . . . . .  3.14(a)
 IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(b)
 Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.8(h)
 MBCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
 Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
 Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 NASD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5(a)
 PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.18
 Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . 3.18
 Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.8(b)
 Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(b)
 Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . 3.4(b)
 Rule 145  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.9
 SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.4(c)
 Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.4(c)
 Stratus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Stratus Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . 3.5(b)
 Stratus Certificate . . . . . . . . . . . . . . . . . . . . . . . . 2.2(b)
 Stratus Certificates  . . . . . . . . . . . . . . . . . . . . . . . 2.2(b)
 Stratus Common Stock  . . . . . . . . . . . . . . . . . . . . . . . 2.1(b)
 Stratus Disclosure Schedule . . . . . . . . . . . . . . . . . . . . .  III
 Stratus Employee Plan . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
 Stratus Financial Statements  . . . . . . . . . . . . . . . . . . . 3.5(b)
 Stratus Intellectual Property Rights  . . . . . . . . . . . . . .  3.10(a)
 Stratus Junior Common Stock . . . . . . . . . . . . . . . . . . . . 3.3(a)
 Stratus Material Adverse Effect . . . . . . . . . . . . . . . . . . .  III
 Stratus Material Contracts  . . . . . . . . . . . . . . . . . . . . . 3.11
 Stratus Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.11
 Stratus SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . 3.4(c)
 Stratus Stockholders Meeting  . . . . . . . . . . . . . . . . . . . . 3.18
 Stratus Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . 2.1(d)
 Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Sub Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(a)
 Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(b)
 Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . 6.1(a)
 Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . .  1.3
 Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.8(a)
 Taxes       . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.8(a)
 Third Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.3(c)
 U.S. GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5(b)
 USTs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.13(a)



                             TABLE OF CONTENTS
                                                                     Page

 ARTICLE I   THE MERGER  . . . . . . . . . . . . . . . . . . . . . . .  1
 Section 1.1 Merger  . . . . . . . . . . . . . . . . . . . . . . . . .  1
 Section 1.2 Closing . . . . . . . . . . . . . . . . . . . . . . . . .  2
 Section 1.3 Effects of the Merger . . . . . . . . . . . . . . . . . .  2
 Section 1.4 Directors and Officers  . . . . . . . . . . . . . . . . .  2

 ARTICLE II   CONVERSION OF SECURITIES . . . . . . . . . . . . . . . .  4
 Section 2.1 Conversion of Capital Stock . . . . . . . . . . . . . . .  4
 Section 2.2 Exchange of Certificates  . . . . . . . . . . . . . . . .  5
 Section 2.3 Dissenting Shares . . . . . . . . . . . . . . . . . . . .  7

 ARTICLE III   REPRESENTATIONS AND WARRANTIES OF STRATUS . . . . . . .  8
 Section 3.1 Organization  . . . . . . . . . . . . . . . . . . . . . .  9
 Section 3.2 Stratus Subsidiaries and Joint Ventures . . . . . . . . . 10
 Section 3.3 Stratus Capital Structure . . . . . . . . . . . . . . . . 11
 Section 3.4 Authority; No Conflict; Required Filings and Consents . . 12
 Section 3.5 SEC Filings; Financial Statements . . . . . . . . . . . . 13
 Section 3.6 Absence of Undisclosed Liabilities  . . . . . . . . . . . 14
 Section 3.7 Absence of Certain Changes or Events  . . . . . . . . . . 15
 Section 3.8 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 15
 Section 3.9 Properties  . . . . . . . . . . . . . . . . . . . . . . . 18
 Section 3.10 Intellectual Property  . . . . . . . . . . . . . . . . . 19
 Section 3.11 Agreements, Contracts and Commitments  . . . . . . . . . 20
 Section 3.12 Litigation . . . . . . . . . . . . . . . . . . . . . . . 20
 Section 3.13 Environmental Matters  . . . . . . . . . . . . . . . . . 21
 Section 3.14 Employee Benefit Plans and Employee Matters  . . . . . . 22
 Section 3.15 Compliance with Laws . . . . . . . . . . . . . . . . . . 28
 Section 3.16 Tax Matters  . . . . . . . . . . . . . . . . . . . . . . 28
 Section 3.17 Interested Party Transactions  . . . . . . . . . . . . . 28
 Section 3.18 Registration Statement; Proxy Statement/Prospectus . . . 29
 Section 3.19 Opinion of Financial Advisor . . . . . . . . . . . . . . 29
 Section 3.20 Applicability of Certain Massachusetts Laws  . . . . . . 29

 ARTICLE IV   REPRESENTATIONS AND
 WARRANTIES OF ASCEND AND SUB  . . . . . . . . . . . . . . . . . . . . 30
 Section 4.1 Organization  . . . . . . . . . . . . . . . . . . . . . . 30
 Section 4.2 Ascend Subsidiaries and Joint Ventures  . . . . . . . . . 31
 Section 4.3 Ascend Capital Structure  . . . . . . . . . . . . . . . . 32
 Section 4.4 Authority; No Conflict; Required Filings and Consents . . 33
 Section 4.5 SEC Filings; Financial Statements . . . . . . . . . . . . 34
 Section 4.6 Absence of Undisclosed Liabilities  . . . . . . . . . . . 34
 Section 4.7  Absence of Certain Changes or Events . . . . . . . . . . 25
 Section 4.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . 35
 Section 4.9  Compliance with Laws . . . . . . . . . . . . . . . . . . 35
 Section 4.10 Tax Matter . . . . . . . . . . . . . . . . . . . . . . . 35
 Section 4.11 Interested Party Transactions  . . . . . . . . . . . . . 35
 Section 4.12 Registration Statement; Proxy Statement/Prospectus . . . 36
 Section 4.13 Opinion of Financial Advisor . . . . . . . . . . . . . . 36
 Section 4.14 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . 66
 Section 4.15 Interim Operations of Sub  . . . . . . . . . . . . . . . 37

 ARTICLE V   CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . 37
 Section 5.1 Covenants of Stratus  . . . . . . . . . . . . . . . . . . 37
 Section 5.2 Covenants of Ascend . . . . . . . . . . . . . . . . . . . 41
 Section 5.3 Cooperation . . . . . . . . . . . . . . . . . . . . . . . 42

 ARTICLE VI  ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . .  42
 Section 6.1 No Solicitation . . . . . . . . . . . . . . . . . . . . . 42
 Section 6.2 Proxy Statement/Prospectus; Registration Statement  . . . 43
 Section 6.3 Consents  . . . . . . . . . . . . . . . . . . . . . . . . 44
 Section 6.4 Access to Information . . . . . . . . . . . . . . . . . . 44
 Section 6.5 Stratus Stockholders Meeting  . . . . . . . . . . . . . . 45
 Section 6.6 Legal Conditions to Merger  . . . . . . . . . . . . . . . 45
 Section 6.7 Public Disclosure . . . . . . . . . . . . . . . . . . . . 46
 Section 6.8 Tax-Free Reorganization . . . . . . . . . . . . . . . . . 46
 Section 6.9 Affiliate Legends . . . . . . . . . . . . . . . . . . . . 46
 Section 6.10 Nasdaq Quotation . . . . . . . . . . . . . . . . . . . . 46
 Section 6.11 Stock Plans and Options  . . . . . . . . . . . . . . . . 47
 Section 6.12 Brokers or Finders . . . . . . . . . . . . . . . . . . . 48
 Section 6.13 Indemnification  . . . . . . . . . . . . . . . . . . . . 48
 Section 6.14 Employees  . . . . . . . . . . . . . . . . . . . . . . . 51
 Section 6.15 Additional Agreements; Reasonable Efforts  . . . . . .  52
 Section 6.16 Certain Director and Officer Appointments  . . . . . . . 52
 Section 6.17 Stratus's Rights Agreement . . . . . . . . . . . . . . . 52

ARTICLE VII  CONDITIONS TO MERGER  . . . . . . . . . . . . . . . . . . 53
 Section 7.1 Conditions to Each Party's Obligation to Effect the Merger53
 Section 7.2 Additional Conditions to Obligations of Ascend and Sub  . 54
 Section 7.3 Additional Conditions to Obligations of Stratus . . . . . 55

 ARTICLE VIII TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . 56
 Section 8.1 Termination . . . . . . . . . . . . . . . . . . . . . . . 56
 Section 8.2 Effect of Termination . . . . . . . . . . . . . . . . . . 58
 Section 8.3 Fees and Expenses . . . . . . . . . . . . . . . . . . . . 58
 Section 8.4 Amendment . . . . . . . . . . . . . . . . . . . . . . . . 60
 Section 8.5 Extension; Waiver . . . . . . . . . . . . . . . . . . . . 60

 ARTICLE IX  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  60
 Section 9.1 Nonsurvival of Representations, Warranties
             and Agreements . . . . . . . . . . . . . . . . . . . . .  60
 Section 9.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . 60
 Section 9.3 Interpretation  . . . . . . . . . . . . . . . . . . . . . 62
 Section 9.4 Counterparts  . . . . . . . . . . . . . . . . . . . . . . 62
 Section 9.5 Entire Agreement; No Third Party Beneficiaries  . . . . . 62
 Section 9.6 Governing Law . . . . . . . . . . . . . . . . . . . . . . 63
 Section 9.7 Assignment  . . . . . . . . . . . . . . . . . . . . . . . 63